Exhibit 3.1.34

CERTIFICATE OF FORMATION

OF

CLEAR CHANNEL COLLECTIVE MARKETING, LLC

1. The name of the limited liability company is Clear Channel Collective Marketing, LLC.

2. The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Clear Channel Collective Marketing, LLC this 22nd day of December, 2005,

By:	/s/ Stephanie Rosales
Stephanie Rosales, Authorized Person